UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 28, 2004

ST. JUDE MEDICAL, INC.
(Exact name of registrant as specified in its charter)

Minnesota	0-8672	41-1276891
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

One Lillehei Plaza, St. Paul, MN	55117
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (651) 483-2000

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 28, 2004, St. Jude Medical, Inc. (the “Company”) entered into a Multi-Year $400 Million Credit Agreement (the “Credit Agreement”) with a consortium of lenders (the “Lenders”) and Bank of America, N.A., as Administrative Agent, L/C Issuer and Lender. The Credit Agreement creates a $400 million unsecured revolving credit facility that the Company can draw upon for general corporate purposes or use to support its commercial paper program. The Credit Agreement expires on September 28, 2009. Borrowings under the Credit Agreement bear interest at LIBOR plus 0.39%, or in the event over half of the facility is drawn on, LIBOR plus 0.515%, in each case subject to adjustment in the event of a change in the Company’s credit ratings. Bank of America, N.A. and certain other Lenders that are parties to the Credit Agreement are also parties to the Company’s separate $350 million unsecured revolving credit facility that expires in September 2008. In addition, Bank of America provides investment banking services to the Company from time to time.

The Credit Agreement contains various operating and financial covenants that are the same as the covenants under the Company’s $350 million unsecured revolving credit facility. Specifically, the Company must have a leverage ratio (defined as the ratio of funded debt to EBITDA (net earnings before interest, income taxes, depreciation and amortization)) not exceeding 3.0 to 1.0, and an interest coverage ratio (defined as the ratio of EBITDA to interest charges) not less than 3.5 to 1.0. The Company also has limitations on additional liens or subsidiary indebtedness and limitations on certain acquisitions, investments and dispositions of assets. However, the Credit Agreement does not include provisions for the termination of the agreement or the acceleration of repayment due to changes in the Company’s credit ratings.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As described under Item 1.01 of this Form 8-K, on September 28, 2004 the Company entered into a $400 million unsecured revolving credit facility. No amounts have been borrowed under this facility.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 4th day of October, 2004.

ST. JUDE MEDICAL, INC.

By: /s/ Kevin T. O'Malley
Kevin T. O'Malley
Vice President and General Counsel